Exhibit 99

CONVERGYS NEWS RELEASE

Convergys Delivers Record Revenue of $2.8 Billion and Record EPS of $1.23 in 2007

(Cincinnati; January 29, 2008) — Convergys Corporation (NYSE: CVG), a global leader in Relationship Management, today announced its financial results for the fourth quarter and full year of 2007.

HIGHLIGHTS

•	Earnings of $0.34 per diluted share in fourth quarter – the highest in five years – and $1.23 for the full year.

•	Free cash flow of $74.5 million in fourth quarter and $108.6 million in 2007

•	Purchased 3.1 million shares in fourth quarter and 9.9 million for the full year

For the full year 2007, Convergys revenues increased to $2,844.3 million compared with $2,789.8 million in the same period last year. Growth in revenues from Customer Management and HR Management offset an anticipated decline in Information Management. Convergys operating income was $244.8 million compared to $252.9 million in the previous year. Net income was $169.5 million, or $1.23 per diluted share, compared to $166.2 million, or $1.17 per diluted share, in the previous year.

Fourth quarter revenues were $713.7 million compared with $720.0 million in the same period last year. Growth in revenues from HR Management and Customer Management largely offset an anticipated decline in Information Management. Convergys operating income was $58.5 million compared to $58.4 million in the same period a year ago. Net income was $45.3 million, or $0.34 per diluted share, compared to $44.5 million, or $0.32 per diluted share, in the same period a year ago.

“Our 2007 results build on a decade-long record of revenue growth, EPS growth, and positive free cash flow. We’ve grown revenue in nine of the last ten years, we’ve grown EPS in seven of the last ten years, and we’ve generated positive free cash flow every year of our ten-year history. Consistent with our 2007 guidance, we delivered $1.23 EPS. Even so, we can do better,” said Dave Dougherty, president and CEO of Convergys. “In 2008, we’re committed to faster growth with record revenue, record EPS, and strong free cash flow. We’ll accomplish this by accelerating revenue growth in Customer Management, implementing key programs in HR Management, and preserving double-digit profitability in Information Management.”

Fourth Quarter Operating Performance by Segment

Customer Management

Customer Management revenues increased to $473.6 million compared to $468.1 million in the same period last year. Customer Management operating income was $35.3 million compared to $53.5 million in the same period last year. The impact of revenue growth and cost saving initiatives was offset by increased labor costs and investment in ramping existing and new client contact center operations related to expected volume increases and revenue growth. Foreign exchange related expense due to the weakened US dollar adversely impacted results in the quarter by approximately $2 million.

Information Management

Information Management revenues were $176.1 million compared to $194.0 million in the same period last year. Growth in international operations partially offset the anticipated declines in data processing revenue from North American client migrations. Operating income increased to $33.1 million compared to $31.2 million in the same period last year. Operating margin was 18.8 percent in the quarter and 16.1 percent in the same period last year. This significant improvement resulted from our continued focus on reducing costs and growth in license and other revenue.

HR Management

HR Management revenues increased to $64.0 million compared to $57.9 million in the same period last year. This reflects growth with clients in early-stage live operation. HR Management operating loss of $5.5 million improved 54 percent compared to the prior year. The operating loss reduction was largely driven by improved employee productivity.

Other Items

•	As a reminder, Convergys incurred a restructuring charge of $12.5 million in the fourth quarter of 2006. There were no restructuring charges in the fourth quarter of 2007.

•

Convergys incurred $4.4 million in long-term compensation expenses in the fourth quarter compared to $14.3 million in the same period last year. This decline largely reflects the impact of recent share price performance and Convergys’ pay-for-performance policy.

•

The effective tax rate was 26.0 percent in the fourth quarter and 31.0 percent for the full year 2007, compared to 23.7 percent and 32.1 percent, respectively, in 2006. The lower tax rate for 2007 was a result primarily of improvement in the profitability of our international operations.

•	Cash flow from operating activities was $98.9 million in the fourth quarter. Free cash flow was $74.5 million. Free cash flow for the full year was $108.6 million.

•	The increase in deferred charges, net of amortization and implementation revenue received in the quarter, was $2.0 million.

•

Convergys purchased 3.1 million shares during the quarter at a cost of $53.7 million. For the full year, the company purchased 9.9 million shares for a total of $184.0 million. 14.7 million shares remain authorized for repurchase as of December 31, 2007.

Forward Financial Guidance

We are leaving our 2008 guidance unchanged. Convergys continues to expect 2008 revenues of $2.85 to $3.0 billion and earnings per diluted share of between $1.31 and $1.36. These targets include long-term compensation expense of approximately $25 million.

Within this 2008 guidance, Convergys also expects:

•	Customer Management revenue of $2.0 to $2.1 billion, or growth in the range of approximately 7 to 12 percent. Customer Management operating margin of approximately 10 percent for the year.

•	Information Management revenues of approximately $625 million with an operating margin in excess of 15 percent.

•	HR Management revenues of approximately $250 million and an operating loss of less than $15 million.

•	Cash flow from operations in excess of $250 million and free cash flow in line with net income.

FORWARD-LOOKING STATEMENTS DISCLOSURE AND “SAFE HARBOR” NOTE:

This news release contains forward-looking statements that reflect Convergys’ expectations as of January 29, 2008. Actual results of Convergys could differ materially from those discussed herein. Potential risk factors that could cause or contribute to actual results being materially different from those in the forward-looking statements include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, difficulties in completing or implementing an acquisition, continued consolidation in the markets we serve, terrorist activities and responses of the United States and other nations to such activities, changes in the legal and regulatory environment in which Convergys and its clients operate, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2006, and subsequent filings with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein, other than in publicly available statements.

The company now refers to the Customer Care business segment as Customer Management and the Employee Care business segment as HR Management.

NON-GAAP FINANCIAL MEASURES:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

CONFERENCE CALL NOTE:

Convergys will host a conference call on Tuesday, January 29, 2008, at 10:00 AM, EST, to discuss the company’s fourth quarter results. It will feature Dave Dougherty, President and CEO, and Earl Shanks, CFO. This call will be carried live (with scheduled repeats) on the Internet. A link to the conference call is available at www.convergys.com

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG) is the global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For 25 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for seven consecutive years. We have approximately 75,000 employees in

84 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

To receive Convergys news releases by email, click on http://www.convergys.com/news_email.html

Investor Contact:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Media Contact:

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended Dec. 31,		% Change	For the Twelve Months Ended Dec. 31,		% Change
(In millions except per share amounts)	2007	2006		2007	2006
Revenues	$713.7	$720.0	(1)	$2,844.3	$2,789.8	2

Costs and Expenses:
Cost of Providing Services and Products Sold	460.7	452.9	2	1,837.9	1,754.8	5
Selling, General and Administrative	142.1	141.4	0	554.9	542.0	2
Research and Development Costs	15.8	21.1	(25)	73.4	84.9	(14)
Depreciation	28.6	31.7	(10)	115.4	130.1	(11)
Amortization	8.0	2.0	NA	14.5	12.6	15
Restructuring Charges	0.0	12.5	(100)	3.4	12.5	(73)

Total Costs and Expenses	655.2	661.6	(1)	2,599.5	2,536.9	2

Operating Income	58.5	58.4	0	244.8	252.9	(3)

Equity in Earnings of Cellular Partnerships	6.5	4.7	38	14.3	11.8	21
Other Income, net	0.1	0.8	(88)	4.0	2.7	48
Interest Expense	(3.9)	(5.6)	(30)	(17.5)	(22.8)	(23)

Income Before Income Taxes	61.2	58.3	5	245.6	244.6	0
Income Taxes	15.9	13.8	15	76.1	78.4	(3)

Net Income	$45.3	$44.5	2	$169.5	$166.2	2

Earnings Per Common Share
Basic	$0.35	$0.32	9	$1.26	$1.20	5

Diluted	$0.34	$0.32	6	$1.23	$1.17	5

Weighted Average Common Shares Outstanding
Basic	129.6	137.0	134.1	138.4
Diluted	132.9	140.7	137.7	141.7

Market Price Per Share
High	$19.18	$24.93	$27.26	$24.93
Low	$15.86	$19.91	$14.67	$15.43
Close	$16.46	$23.78	$16.46	$23.78

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-K for the annual period ended Dec. 31, 2007.

Convergys Corporation

Consolidated Balance Sheets

(In millions)	(Unaudited) Dec. 31, 2007	Dec. 31, 2006
Assets
Cash and Cash Equivalents	$120.3	$235.9
Receivables - Net	557.7	545.6
Other Current Assets	183.6	148.7
Property and Equipment - Net	364.4	368.6
Other Assets	1,338.2	1,241.5

Total Assets	$2,564.2	$2,540.3

Liabilities and Shareholders' Equity
Debt Maturing in One Year	$0.6	$83.9
Other Current Liabilities	426.3	512.0
Other Liabilities	356.3	229.7
Long-Term Debt	259.3	259.6
Common Shareholders' Equity	1,521.7	1,455.1

Total Liabilities and Shareholders' Equity	$2,564.2	$2,540.3

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Dec. 31,				For the Twelve Months Ended Dec. 31,
(In millions)	2007		2006		2007		2006
Cash provided by operating activities	$98.9		$119.2		$209.9		$353.4
Cash provided by (used in) investing activities	(31.1	)(a)	(52.1	)(a)	(74.8	)(b)	(127.5	)(b)
Cash used in financing activities	(64.4)		(81.6)		(250.7)		(186.0)

Net increase (decrease) in cash	$3.4		($14.5)		($115.6)		$39.9

(a)	Includes $24.4 and $22.1 of capital expenditures, net, for the three months ended Dec. 31, 2007 and 2006, respectively.
(b)	Includes $101.3 and $96.5 of capital expenditures, net, for the twelve months ended Dec. 31, 2007 and 2006, respectively.

Convergys Corporation

Segment Revenues and Operating Income

(Unaudited)

	For the Three Months Ended Dec. 31,		% Change	For the Twelve Months Ended Dec. 31,		% Change
(In millions)	2007	2006		2007	2006
Revenues:
Customer Management	$473.6	$468.1	1	$1,866.1	$1,803.1	3
Information Management	176.1	194.0	(9)	723.0	775.3	(7)
HR Management	64.0	57.9	11	255.2	211.4	21

Total	$713.7	$720.0	(1)	$2,844.3	$2,789.8	2

Operating Income (Loss):
Customer Management	$35.3	$53.5	(34)	$176.7	$202.4	(13)
Information Management	33.1	31.2	6	130.9	124.5	5
HR Management	(5.5)	(12.0)	(54)	(38.3)	(38.4)	0
Corporate and Other	(4.4)	(14.3)	(69)	(24.5)	(35.6)	(31)

Total	$58.5	$58.4	0	$244.8	$252.9	(3)

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-K for the annual period ended Dec. 31, 2007.

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Dec. 31,		For the Twelve Months Ended Dec. 31,
(In millions)	2007	2006	2007	2006
Cash provided by operating activities $ 98.9	$119.2	$209.9	$353.4
Capital expenditures, net	(24.4)	(22.1)	(101.3)	(96.5)

Free cash flow (a non-GAAP measure)	$74.5	$97.1	$108.6	$256.9

Free cash flow - Management uses free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.